Exhibit 4.2
Execution Copy
AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT
OF
CBS PERSONNEL HOLDINGS, INC.
               THIS AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of February 1, 2008, by and among CBS Personnel Holdings, Inc., a Delaware corporation (the “Company”), Compass Group Diversified Holdings LLC, a Delaware limited liability company (“CODI” and, together with its successors and assigns, the “Majority Stockholder”), Staffing Holding LLC, a Delaware limited liability company (together with its successors and assigns, “Stephens”), Madison Capital Funding LLC, a Delaware limited liability company (together with its successors and assigns, “Madison”), and any Additional Holders (as defined herein) from time to time a party hereto, amends and restates that certain Stockholders’ Agreement dated as of January 21, 2008.
RECITALS
               WHEREAS, the Majority Stockholder currently owns beneficially and of record 2,573,267.56 Class A Shares and 1,675,904 Class B Shares (as such terms are defined herein), which Shares represent a majority of all Shares;
               WHEREAS, Stephens currently owns beneficially and of record 1,168,243 Class A Shares and 760,846 Class B Shares, which Shares are all of the Purchased Shares not currently owned by the Majority Stockholder;
               WHEREAS, 2,000,000 shares of authorized Class C Shares (as defined herein) have been reserved for issuance to one or more employees or directors of the Company or its subsidiaries (collectively, the “Optionees”) under that certain Amended 2000 Stock Option Plan of the Company (as may be amended, restated or otherwise modified from time to time, the “Company Option Plan”), and it is contemplated that Class C Shares will from time to time be issued to Optionees, upon effective exercise of such stock options, each of whom will own such Class C Shares beneficially and of record;
               WHEREAS, Madison currently owns beneficially and of record 25,000 Class C Shares; and
               WHEREAS, the Stockholders party hereto and the Company desire to set forth certain rights, preferences, privileges, obligations and restrictions accorded to and imposed on some or all of the Stockholders;
               NOW, THEREFORE, in consideration of the forgoing recitals and the mutual promises herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
     Section 1. Definitions. Whenever used in this Agreement, the following terms shall have the following respective meanings:
          1.1 “Additional Holder” and “Additional Holders” mean any additional Stockholder or Stockholders, as the case may be, who from time to time become party to this Agreement by signing an Additional Holder Signature Page or who receive Shares pursuant to a Transfer permitted hereunder;

          1.2 “Additional Holder Signature Page” means an Additional Holder signature page in the form attached hereto as Exhibit A.
          1.3 “Affiliate” of any particular Person means any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such particular Person.
          1.4 “Agreement” has the meaning set forth in the first paragraph hereto.
          1.5 “Appraiser” has the meaning set forth in Section 2.5(c).
          1.6 “Approved Sale” has the meaning set forth in Section 2.5(a).
          1.7 “Authorized Representative” has the meaning set forth in Section 2.5(a).
          1.8 “Capital Stock” means (i) with respect to any Person that is a corporation, any and all             shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and (ii) with respect to any other Person, any and all partnership, membership or other equity interests of such Person.
          1.9 “Class A Shares” means the Company’s Class A common stock with a par value of $0.001 per share.
          1.10 “Class B Shares” means the Company’s Class B common stock with a par value of $0.001 per share.
          1.11 “Class C Shares” means the Company’s Class C common stock with a par value of $0.001 per share.
          1.12 “CODI” has the meaning set forth in the first paragraph hereto.
          1.13 “Competing Concern” has the meaning set forth in Section 4.1(a).
          1.14 “Common Stock” means the Class A Shares, the Class B Shares and the Class C Shares.
          1.15 “Company” has the meaning set forth in the first paragraph hereto.
          1.16 “Contest Notice” has the meaning set forth in Section 2.5(c).
          1.17 “Control” (including the terms “controls,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
          1.18 “Disposition Notice” has the meaning set forth in Section 2.4(a).
          1.19 “Drag Along Stockholder” has the meaning set forth in Section 2.4(b).
          1.20 “Drag Along Right” has the meaning set forth in Section 2.4(b).
          1.21 “Electing Put Option Stockholder” has the meaning set forth in Section 2.5(a).

          1.22 “Exempt Transfers” has the meaning set forth in Section 2.3.
          1.23 “Fair Market Value” has the meaning set forth in Section 2.5(c).
          1.24 “Family Members” has the meaning set forth in Section 2.3.
          1.25 “Lender” has the meaning set forth in Section 2.4(a).
          1.26 “Liquidity Event” has the meaning set forth in Section 2.5(a).
          1.27 “Majority Stockholder” has the meaning set forth in the first paragraph hereto.
          1.28 “New Shares” means any Common Stock not outstanding as of the date of this Agreement, whether now authorized or not, and rights, options or warrants to purchase such Common Stock, and securities of any type whatsoever that are, or may become, convertible into Common Stock; provided that the term “New Shares” does not include (i) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of all of the capital stock or substantially all the assets or other reorganization whereby the Company will own more than fifty percent (50%) of the voting power of such business entity or business segment of any such entity; (ii) any borrowings, direct or indirect, from financial institutions or other Persons by the Company, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such borrowings do not have any equity features including warrants, options or other rights to purchase capital stock and are not convertible into capital stock of the Company; (iii) securities issued to employees, consultants, officers or directors of the Company pursuant to the Company Option Plan; (iv) securities issued to vendors or customers or to other Persons in similar commercial situations with the Company if such issuance is approved by the Board of Directors and otherwise issued in accordance with the terms and conditions of the Company’s Certificate of Incorporation; (v) securities issued in connection with obtaining lease financing, whether issued to a lessor, guarantor or other Person if such issuance is approved by the Board of Directors and otherwise issued in accordance with the terms and conditions of the Company’s Certificate of Incorporation ; (vi) securities issued in a firm commitment underwritten public offering pursuant to a registration under the Securities Act of 1933, as amended; (vii) securities issued in connection with any stock split, stock dividend or recapitalization of the Company; and (viii) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Shares pursuant to subsections (i) through (vii) above.
          1.29 “Notice of Intent” has the meaning set forth in Section 2.5(b).
          1.30 “Person” means an individual, corporation, partnership, bank, limited liability company, trust, association, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
          1.31 “Permitted Trust Holder” has the meaning set forth in Section 2.3.
          1.32 “Pledge” has the meaning set forth in Section 2.4(a).
          1.33 “Proposed Sale” has the meaning set forth in Section 2.4(a).
          1.34 “Purchased Shares” means all Shares other than Class C Shares and Shares held by or for the benefit of the Majority Stockholder.
          1.35 “Put Option Notice” has the meaning set forth in Section 2.5(a).

          1.36 “Put Option Right” has the meaning set forth in Section 2.5(a).
          1.37 “Ratable Portion” has the meaning set forth in Section 3.2.
          1.38 “Registrable Securities” means (i) shares of Common Stock and (ii) any Capital Stock of the Company or any successor entity issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Registrable Securities referenced in clause (i) above. As to any particular securities that are Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force) or other Public Sale.
          1.39 “Restricted Period” means, with respect to any Restricted Stockholder, the period of time commencing on the date hereof and ending on the date that is one year after the final disposition of all of such Restricted Stockholder’s Shares.
          1.40 “Restricted Stockholders” means all Stockholders, including all Additional Holders, if any, other than the Majority Stockholder.
          1.41 “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute, all as the same shall be in effect from time to time.
          1.42 “Shares” means the issued and outstanding shares of Common Stock and any other series or class of capital stock of the Company which may from time to time come into existence.
          1.43 “Stockholders” means, collectively, all holders of Shares who from time to time are parties to this Agreement.
          1.44 “Tag Along Notice” has the meaning set forth in Section 2.4(c).
          1.45 “Tag Along Right” has the meaning set forth in Section 2.4(c).
          1.46 “Tag Along Stockholder” has the meaning set forth in Section 2.4(c).
          1.47 “Third Anniversary Date” has the meaning set forth in Section 2.5(a).
          1.48 “Third Party Purchaser” has the meaning set forth in Section 2.4(b).
          1.49 “Transfer” has the meaning set forth in Section 2.2.
     Section 2. Shares Subject to Agreement; Restrictions; Rights.
          2.1 Shares Subject to Agreement. All Shares of the Stockholders (and their transferees) hereunder, whether currently outstanding or hereafter issued, shall be subject to this Agreement and to all the rights, privileges, preferences, obligations and restrictions hereof.
          2.2 No Transfers. Except as permitted pursuant to Section 2.3 or as required under Section 2.4 or Section 2.5, no Restricted Stockholder shall sell, assign, convey, transfer, encumber or in any other manner dispose of (each, a “Transfer”) any or all of the Shares held or owned by him, her or it without the prior written consent of the Majority Stockholder, which consent may be withheld in the Majority Stockholder’s absolute discretion. Any Transfer of the Shares in violation of this Agreement is void ab initio.

          2.3 Exempt Transfers. Notwithstanding anything to the contrary in Section 2.2, a Restricted Stockholder (other than any Restricted Stockholder who received Shares from another Restricted Stockholder pursuant to a transfer of such Shares that was in violation of this Agreement) may, upon prior written notice to the Majority Stockholder, make an Exempt Transfer. The following transfers by such Restricted Stockholder shall constitute “Exempt Transfers” as that term is used in this Agreement: (i) Transfers, whether inter vivos or by testate or intestate succession, to such Restricted Stockholder’s spouse or any one or more lineal ancestors, lineal descendants or siblings (whether by birth, adoption or marriage) of a Restricted Stockholder (collectively, “Family Members”), to any trust established for the benefit of such Restricted Stockholder and/or any Family Members of such Restricted Stockholder (each a “Permitted Trust Holder”); (ii) Transfers from any Permitted Trust Holder established by or for the benefit of such Restricted Stockholder to such Restricted Stockholder and/or the Family Members of such Restricted Stockholder; and (iii) Transfers by Madison to the New York Life Insurance Company or any of its majority owned subsidiaries, provided that Madison shall provide the Company with written notice of such Transfer within 60 days of the Transfer. The Shares Transferred to any such permitted transferee enumerated in clauses (i), (ii) and (iii) of the preceding sentence shall remain subject to the provisions of this Agreement and such permitted transferee shall become a Restricted Stockholder for purposes of this Agreement. Every such transferee shall observe and comply with this Agreement and with all obligations and restrictions imposed hereby and shall, promptly upon the request of the Majority Stockholder, execute an Additional Holder Signature Page.
          2.4 Drag Along/Tag Along Rights. The Majority Stockholder shall be permitted to Transfer any or all of the Shares held or owned by it, subject, however, to the following restrictions and provided, however, that each transferee of the Majority Stockholder shall be subject to and observe and comply with the obligations and restrictions under this Agreement and shall (except for transferees described in (B) and (C) of the definition of Excluded Transfers, below), upon the request of any party hereto, execute an Additional Holder Signature Page:
          (a) Disposition Notice. If the Majority Stockholder proposes at any time to Transfer (other than Excluded Transfers, as defined below), whether in a single transaction or in a series of related transactions to one or more purchasers, including any redemption or repurchase of its Shares by the Company, (i) in the context of Section 2.4(b), not less than 50% of all of its Shares, or (ii) in the context of Section 2.4(c), but subject to the last sentence of this subsection (a), more than 5% of the then outstanding Shares (determined by dividing the number of Shares subject to the Transfer by the total number of Shares outstanding (on a fully diluted basis) for all classes and series of capital stock) of the Company (each a “Proposed Sale”) to any Person, the Majority Stockholder shall send written notice (the “Disposition Notice”) to the other Stockholders specifying the identity and address of such Person, the number of Shares proposed to be sold, the proposed per Share sale price, the form (whether cash, publicly traded securities or otherwise) of consideration to be paid, any other material terms and conditions of the Proposed Sale and, for bona fide sales subject to Section 2.4(b), below, if the Majority Stockholder is thereby exercising its Section 2.4(b) Drag Along Rights, notice of such exercise. Clause (ii) of this subsection (a) and the provisions of Section 2.4(c) shall not apply to: (A) a Transfer by the Majority Stockholder to any Person, if the Majority Stockholder or any of its Affiliates Controls the Person to whom such Shares are proposed to be Transferred; (B) the pledge of or grant of a security interest or other collateral right in or to, or otherwise encumbering (collectively, a “Pledge”), any or all Shares held by the Majority Stockholder to any third-party lender (“Lender”) as collateral security for any loans from the Lender to the Majority Stockholder; or (C) any Transfer to the Lender in connection with the Lender’s exercise of its enforcement rights and remedies in respect of a Pledge (collectively, “Excluded Transfers”).

          (b) Drag Along Rights. In the event that the Proposed Sale is a “bona fide” sale or other transfer for fair value to a non-affiliated third party (a “Third Party Purchaser”), the Majority Stockholder shall, subject to Section 2.4(f), have the right to require each of the other Stockholders to sell, and each of the other Stockholders hereby agrees to sell, an equal percentage (by number and by class and series of security, provided that all series of common stock shall be counted as one series for purposes of determining this percentage and such percentage shall be determined on a fully diluted basis) of his, her or its Shares (the “Drag Along Right”) to such Third Party Purchaser on the same terms and conditions, and at the same time as, the Proposed Sale. If the Majority Stockholder has by way of the Disposition Notice exercised its Drag Along Rights, then, promptly upon receipt of such Disposition Notice, each Stockholder (each a “Drag Along Stockholder”) shall deliver or cause to be delivered to the Majority Stockholder (or such other Person as may be agreed upon between the Majority Stockholder and each such Drag Along Stockholder) to be held by the Majority Stockholder (or such other agreed upon Person) in escrow for sale or return upon the terms of this Section 2.4, the certificate or certificates representing the Shares to be sold pursuant to this Section 2.4(b), duly endorsed or accompanied by executed stock powers, together with a limited power-of-attorney authorizing the Majority Stockholder to sell such Shares in accordance with the terms of this Section 2.4(b). To the fullest extent of the law, the Stockholders expressly waive any appraisal rights conferred under the Delaware General Corporation Law for any transaction with respect to which the Drag Along Right is validly exercised. For purposes of the Section 2, a “bona fide” sale or other Transfer shall mean a completed sale in which seller makes such sale or other Transfer in good faith without notice of objection thereto (other than by any Drag Along Stockholder).
          (c) Tag Along Rights. Upon receipt of any Disposition Notice, subject to Section 2.4(a), each of the Restricted Stockholders shall have the right to require (the “Tag Along Right”) that the same percentage (by number and by class and series of security ultimately disposed of by the Majority Stockholder, provided that all series of Common Stock shall be counted as one series for purposes of determining this percentage and such percentage shall be determined on a fully diluted basis) of his, her or its Shares (other than Class C Shares, to which the Tag Along Right does not attach), as is determined by dividing the number of Shares ultimately to be sold by the Majority Stockholder by the total number of Shares then held by the Majority Stockholder, be sold as part of, and upon the same terms and conditions as, the Proposed Sale. The Tag Along Right shall be exercised by written notice (the “Tag Along Notice”) from the exercising Restricted Stockholder (each a “Tag Along Stockholder”) to the Majority Stockholder. The Tag Along Notice shall only be deemed effective if received by the Majority Stockholder on or before the 30th day after the Disposition Notice was received by such Tag Along Stockholder. Promptly upon giving the Tag Along Notice, each Tag Along Stockholder shall deliver to or as directed by the Majority Stockholder the certificate or certificates representing the Shares to be sold as part of the Proposed Sale, duly endorsed or accompanied by executed stock powers, together with a limited power-of-attorney authorizing the Majority Stockholder to sell such Shares in accordance with the terms of this Section 2.4, which certificate or certificates shall be held in escrow for sale or return upon the terms of this Section 2.4.
          (d) Promptly upon the consummation of any Proposed Sale, but in no event later than five days after such consummation, the Majority Stockholder shall deliver to each Drag Along Stockholder or Tag Along Stockholder, as the case may be, the total sale price of his, her or its Shares sold as part of the Proposed Sale (after deduction of his, her or its proportionate share, based on number of Shares sold, of the reasonable out-of-pocket expenses associated with such Proposed Sale), together with evidence of the expenses associated with, and the completion and time of completion of, such Proposed Sale.

          (e) Notwithstanding anything herein to the contrary, the Majority Stockholder shall have 90 days from the date it first delivers any Disposition Notice during which to consummate the Proposed Sale to which such Disposition Notice relates. If, at the end of such 90 day period, the Majority Stockholder has not consummated the Proposed Sale, all certificates representing Shares delivered by either a Drag Along Stockholder or Tag Along Stockholder, as the case may be, to the Majority Stockholder for sale or other disposition as part of such Proposed Sale shall be returned to such Drag Along Stockholder or Tag Along Stockholder, as the case may be, and the transaction contemplated by the Proposed Sale shall be deemed to be a new Proposed Sale and shall again be subject to the provisions of this Section 2.4.
          (f) Notwithstanding anything in Section 2.4(b) to the contrary, if the Majority Stockholder has by way of the Disposition Notice exercised its Drag Along Rights and the form of consideration to be paid in the applicable Proposed Sale as specified in such Disposition Notice is other than cash or publicly traded securities, then, within 5 business days of its receipt of such Disposition Notice, Stephens may, by written notice to the Majority Stockholder (the “Opt Out Notice”), notify the Majority Stockholder that its Shares shall not be subject to the Drag Along Rights; provided, however, that upon receipt of any such Opt Out Notice, the Majority Stockholder shall then have the right, in Majority Stockholder’s sole discretion, to purchase all (but not less than all) of the Shares then held by Stephens for cash at their Fair Market Value (as defined in and determined pursuant to Section 2.5(c)) (the “Call Option”). The Call Option shall be exercisable by a written notice (the “Call Option Notice”) signed by the Majority Stockholder delivered to Stephens within 5 business days of receipt by the Majority Stockholder of the Opt Out Notice. Upon receipt of the Call Option Notice, Stephens shall proceed in good faith to consummate such sale of its Shares to the Majority Stockholder at such time as will not delay the consummation of the applicable Proposed Sale by the Majority Stockholder.
          (g) Limitations. Notwithstanding anything herein to the contrary, (i) in the event that all of the Stockholders are required to provide indemnities in connection with the Proposed Sale, Madison shall not be liable for more than its pro rata share (based upon the amount consideration received in exchange for its Shares) of any liability for indemnity, and such liability shall not exceed (a) the total purchase price or consideration received by Madison for its Shares in the Proposed Sale (including any contingent payments) plus (b) its pro rata share of any escrow established in connection with any such Proposed Sale; and (ii) Madison shall only be obligated to make representations and warranties in any such Proposed Sale as to (a) its title and ownership of the Shares to be sold by it, including the absence of liens or encumbrances on such Shares, (b) its authorization, execution and delivery of the relevant documents, and (c) the enforceability of the relevant documents against it.
     2.5 Put Option Rights.
          (a) Put Option Right. In the event that neither a public offering of the Shares as described in Section 2.6(d) nor a sale of substantially all of the assets of or equity interests in the Company has occurred (each a “Liquidity Event”) by, or if neither the Company nor the Majority Stockholder, as applicable, has entered into binding agreements or a letter of intent to consummate a Liquidity Event (each a “Commitment”) that remain in effect on, the third anniversary date of this Agreement (the “Third Anniversary Date”), or if the transactions contemplated by a Commitment that was in effect on the Third Anniversary Date are not consummated within 90 days after the Third Anniversary Date, the Electing Put Option Stockholders (as defined below) shall have the right (the “Put Option Right”), subject to Section 2.6(c), to direct the Majority Stockholder to, at the sole option of the Majority Stockholder, either (i) promptly initiate such commercially reasonable actions as could reasonably be expected to result in an Approved Sale (as defined below), or (ii) offer to purchase all Purchased Shares then held by the Electing Put Option Stockholders (as defined below) at their Fair Market Value (as defined in paragraph (c) below). The Put Option Right shall be exercisable by a written notice (the “Put Option Notice”) signed by Restricted Stockholders then holding not less than 80% of all Purchased Shares (the “Electing Put Option Stockholders”) delivered to the Majority Stockholder at any time on or after the Third Anniversary Date. The Put Option Notice shall designate one Restricted Stockholder as the authorized representative of all Restricted Stockholders holding Purchased Shares (the “Authorized Representative”) who is hereby authorized by all such Restricted Stockholders to make all decisions, including giving or receiving all notices, consents and approvals, or waiving any requirements, in respect of the Put Option Right. For purposes hereof, “Approved Sale” means a sale of substantially all of the assets of or equity interests in the Company on terms and subject to such conditions as shall be reasonably approved by the Authorized Representative on behalf of all applicable Restricted Stockholders.
          (b) Obligations of Majority Stockholder upon Receipt of Put Option Notice. Promptly upon (and in no event later than five business days after) receipt of a timely and effective Put Option Notice, the Majority Stockholder shall notify each Restricted Stockholder then holding Purchased Shares in writing that it has received a Put Option Notice. Within 75 days after receiving such Put Option Notice, the Majority Stockholder shall notify the Authorized Representative in writing (the “Notice of Intent”) of its intentions to pursue either an Approved Sale or the purchase of their Purchased Shares in accordance with the provision hereof. From and after delivery of such Notice of Intent, the Majority Stockholder shall proceed in good faith and using all commercially reasonable efforts towards effecting either an Approved Sale or the purchase of the Purchased Shares at their Fair Market Value, as applicable, and to keep the Authorized Representative fully informed of its progress. In the event that the Majority Stockholder elects to pursue an Approved Sale, it may thereafter, upon written notice to all the Restricted Stockholders, opt instead to purchase the Purchased Shares as provided herein.
          (c) Definition of Fair Market Value. “Fair Market Value” shall be that value determined by the Board of Directors of the Company, acting in good faith, by reference to the financial statements of the Company and its subsidiaries to be the price at which the Purchased Shares then owned by Stephens would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts, assuming no minority interest discount, illiquidity or similar circumstance, and communicated to the Authorized Representative in writing. If the Authorized Representative disagrees with the Fair Market Value as so determined by the Board of Directors, the Authorized Representative shall promptly provide written notice to the Majority Stockholder of such disagreement (a “Contest Notice”). If the parties are unable to agree on the Fair Market Value within 10 business days of receipt by the Majority Stockholder of a Contest Notice, the contested determination of Fair Market Value shall be referred to an independent, nationally recognized third party appraiser with experience in valuing similar securities and businesses to those in question, who shall be appointed by the Board of Directors to determine the Fair Market Value of the Purchased Shares within 30 days of referral thereto (the “Appraiser”). The decision of the Appraiser shall be final and binding on the parties and nonappealable. If the final determination made by the Appraiser is more than 15.0% greater than the Fair Market Value as originally determined by the Board of Directors as provided herein, the costs of the Appraiser shall be borne by the Company, otherwise, such costs shall be borne proportionately by the selling Restricted Stockholders.
          2.6 Expiration of Restrictions. All provisions under this Section 2 and Section 6 shall terminate:
               (a) at any time upon the written agreement of the Company and all the Stockholders then party to this Agreement as it may be amended or revised from time to time;
               (b) immediately upon the dissolution of the Company or the bankruptcy or insolvency of the Company;
               (c) in the event of the exercise by the Majority Stockholder of its Drag Along Rights, unless, in connection with the applicable Proposed Sale, Stephens delivers to the Majority Stockholder an effective Opt Out Notice and the Majority Stockholder does not exercise its Call Option, in each case pursuant to Section 2.4(f), immediately upon the consummation of such Proposed Sale (provided, however, that during the period between such exercise and the consummation of such Proposed Sale, the rights granted to Restricted Stockholders under Section 2.5(a) shall not be exercisable);
               (d) immediately upon the Company becoming subject, pursuant to an effective registration statement or otherwise, to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that any such registration statement covers the offer and sale of Shares of which the aggregate net proceeds attributable to sales for the account of the Company exceed $30,000,000; provided, further, that, in connection with a public offering pursuant to any such registration statement, the Stockholders shall be required to enter into customary lock-up agreements in such form as is generally required from company insiders by the lead underwriter in such offering; or
               (e) upon the acquisition by merger of the Company by an existing publicly traded company; provided that the Stockholders receive cash or publicly-tradeable securities in exchange for their Shares pursuant to such acquisition.
           Section 3. Preemptive Right of Certain Restricted Stockholders.
          3.1 The Right. If the Company shall propose to issue any New Shares to the Majority Stockholder, it shall offer to sell to each Restricted Stockholder who holds Purchased Shares a Ratable Portion of such New Share on the same terms and conditions and at the lowest price as such New Securities are offered to any Person in the transaction at issue. For purposes of this Section 3.1, the “Ratable Portion” which each such Restricted Purchaser shall be entitled to purchase shall be an amount of New Shares equal to a fraction of all such New Shares proposed to be issued. The numerator of such fraction shall be the number of shares of Common Stock held by such Restricted Stockholder (assuming full conversion and exercise of all convertible or exercisable securities) and the denominator shall be the total number of Shares then outstanding (assuming full conversion and exercise of all convertible or exercisable securities but excluding the New Shares so issued). Notwithstanding anything in this Agreement to the contrary, no preemptive rights under this Section 3 shall apply to any issuance of Class C Shares pursuant to the Company Option Plan.
          3.2 Notice. The Company shall give written notice of the proposed issuance of New Shares to each Restricted Stockholder holding Purchased Shares. Such notice shall contain all material terms and conditions of the issuance and of the New Shares. Each such Restricted Stockholder may elect to exercise its rights under this Section 3 to purchase up to its Ratable Portion of such New Shares by giving written notice to the Company within fifteen (15) days of receipt of the Company’s notice. If any such Restricted Stockholder shall fail to exercise its right of purchase within such fifteen (15) day period, then Company shall have ninety (90) days thereafter to sell or enter into an agreement to sell

(pursuant to which the sale of New Shares to Majority Stockholders covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement), the New Shares not elected to be purchased by such Restricted Stockholder at the price and upon terms no more favorable than specified in Company’s notice. If Company has not sold the New Shares or entered into an agreement to sell the New Shares to Majority Stockholders within said ninety (90) day period (or sold and issued New Shares in accordance with the foregoing within sixty (60) days from the date of said agreement), the Company shall not thereafter issue or sell any New Shares to Majority Stockholders without first offering such New Shares in the manner set forth in this Section 3. If the consideration paid by others for the New Shares is not cash, the value of the consideration shall be determined in good faith by the Company’s Board of Directors, and any electing Restricted Stockholder shall pay the cash equivalent thereof as so determined. All payments shall be delivered by electing Restricted Stockholders to the Company not later than the date specified by the Company in its notice, but in no event earlier than thirty (30) days after the Company’s notice. Each such Restricted Stockholder shall be entitled to apportion New Shares to be purchased among its partners and affiliates, provided that such Restricted Stockholder timely notifies the Company of such allocation.
     Section 4. Piggyback Registrations. Notwithstanding anything in this Section 4 to the contrary, the following provisions of this Section 4 shall apply only after the consummation of the transactions contemplated by Section 2.6(d):
          4.1 Piggyback Registrations.
                    (i) Piggyback Rights. If (but without any obligation to do so) the Company proposes to register, whether or not for its own account, any Shares in connection with the public offering for cash of such securities (but excluding any (i) registration relating solely to employee benefit plans, (ii) a registration on Form S-4 or Form S-8 under the Securities Act or similar forms that may be promulgated under the Securities Act in the future, (iii) registration a registration pursuant to which the Company is offering to exchange its own securities, (iv) a registration relating solely to dividend reinvestment or similar plans, or (v) shelf registration pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any of its subsidiaries that are convertible for Shares and that are initially issued pursuant to Rule 144A and/or Regulation S of the Securities Act may resell such notes and sell the Shares into which such notes may be converted), the Company shall, at such time, promptly give to each of Stephens and Madison written notice of such registration. Upon the written request of Stephens and/or Madison given in writing to the Company within 15 days after receipt of such notice by the Company, the Company shall, subject to the provisions of this Section 4.1, include in the Registration Statement all of the Registrable Securities that each such Stockholder has requested to be registered.
                    (ii) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.1 prior to the effectiveness of such registration and the commencement of the public offer of the securities covered by such registration whether or not any Stockholder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4.4 hereof. Any such withdrawal shall be without prejudice to the rights of any Stockholder to request that a registration be included in subsequent registrations under Section 4.1(a).
                    (iii) Underwriting Requirements. In connection with any offering involving an underwriting of shares of Common Stock for the benefit of the Company or any security holder of the Company, the Company shall not be required under this Section 4.1 to include any of the Stockholders’ Registrable Securities in such underwriting pursuant to this Section 4.1 unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company. Notwithstanding any other provision of this Section 4.1, if the managing underwriters with respect to the proposed offering advises the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without being likely to have a material adverse effect on the offering of securities as then contemplated (including a material adverse effect on the price at which it is proposed to sell the securities), then the Company shall so advise all holders of securities that would otherwise be included in such registration, and the number of shares that may be included in the registration shall be allocated (A) first, pro rata among all selling security holders of the Company according to the total amount of securities requested to be included in such registration, and (B) second, to securities being sold for the account of the Company.
                    (iv) Selection of Underwriters. The Company shall have the right to select the managing underwriter or underwriters to administer any offering pursuant to this Section 4.1.
          4.2 Obligations of the Company. Whenever required under this Section 4 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
                    (i) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its best efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective for a period of up to one hundred 180 days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;
                    (ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such registration as may be necessary to comply with the provisions of the Securities Act with respect to disposition of all securities covered by such Registration Statement for the period set forth in Section 4.2(a);
                    (iii) furnish to each selling Stockholder and its counsel selected in accordance with Section 4.4 copies of all documents proposed to be filed with the SEC in connection with such registration, which documents will be provided to such counsel and each selling Stockholder prior to the filing thereof;
                    (iv) furnish to the selling Stockholders, without charge, such number of (i) conformed copies of the Registration Statement and of each amendment or supplement thereto (in each case including all exhibits and documents filed therewith), and (ii) copies of the prospectus included in such Registration Statement, including each preliminary prospectus and any summary prospectus, in conformity with the requirements of the Securities Act, and such other documents, in each case, as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them in accordance with the intended method or methods of such disposition;
                    (v) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters of such offering and enter into such other agreements and take such other actions in order to expedite or facilitate the disposition of such Registrable Securities, including preparing for, and participating in, “road shows” and all other customary selling efforts, all as the underwriters reasonably request;
                    (vi) notify each selling Stockholder covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the issuance of any stop order by the SEC in respect of such Registration Statement (and use every reasonable effort to obtain the lifting of any such stop order at the earliest possible moment), (ii) any period when the Registration Statement ceases to be effective, or (iii) the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, as promptly as is practicable, prepare and furnish to such selling Stockholder a reasonable number of copies of any supplement to or amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;
                    (vii) cause all such Registrable Securities registered hereunder to be listed on each securities exchange or any automated quotation system (or NASDAQ) on which similar securities issued by the Company are then listed or, if not so listed, use its commercially reasonable efforts to cause such Registrable Securities registered hereunder to be listed on a securities exchange or any automated quotation system (or NASDAQ) selected by the Board of Directors of the Company;
                    (viii) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
                    (ix) use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions in the United States as shall be reasonably requested by the selling Stockholders and such other jurisdictions as shall be reasonably requested by the managing underwriters (or obtain an exemption from registration or qualification under such laws) and do any and all other acts and things which may be necessary or advisable to enable such selling Stockholders to consummate the disposition of the Registrable Securities in such jurisdictions in accordance with the intended method or methods of distribution thereof; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, where not otherwise required, or to file a general consent to service of process or become subject to taxation in any such states or jurisdictions;
                    (x) use its best efforts to cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and its subsidiaries to enable each selling Stockholder thereof to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;
                    (xi) furnish to each selling Stockholder and underwriter a signed opinion of counsel for the Company, which counsel is experienced in securities law matters, dated the effective date of the Registration Statement (and, if any registration includes an underwritten public offering, the date of the closing under the underwriting agreement), addressed to such selling Stockholder, covering such matters as are customarily covered in opinions of issuer’s counsel delivered to the underwriters in underwritten public offerings of securities and such other matters as may be reasonably requested by the Stockholders, if any;
                    (xii) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security Stockholders, as soon as reasonably practicable, an earnings statement of the Company (in form complying with the provisions of Rule 158 under the Securities Act) covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the registration statement; and
                    (xiii) use its best efforts to take all other reasonable and customary steps typically taken by issuers to effect the registration and disposition of such Registrable Securities as contemplated hereby.

          4.3 Obligations of Stockholder.
                    (i) Information from Stockholder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 4 with respect to the Registrable Securities of any selling Stockholder that such Stockholder shall, within ten business days of a request by the Company, furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required by the Company to effect the registration of such Stockholder’s Registrable Securities.
                    (ii) Participation in Underwritten Registrations. No Stockholder may participate in any registration hereunder which is underwritten unless such Stockholder (i) agrees to sell such Stockholder’s securities on the basis provided in any underwriting arrangements approved by the Person(s) entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.
          4.4 Expenses of Registration. All expenses (other than underwriting discounts and commissions) incurred in connection with registrations pursuant to Section 4.1, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company and the reasonable fees and disbursements of one counsel for the selling Stockholders selected by the Majority Stockholder (collectively, “Registration Expenses”), shall be borne by the Company.
          4.5 Delay of Registration. No Stockholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 4.
          4.6 Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Section 4.6:
                    (i) To the extent permitted by law, the Company will indemnify and hold harmless each Stockholder, the partners, members, managers, officers and directors of each Stockholder, any underwriter (as defined in the Securities Act) for such Stockholder and each Person, if any, who controls such Stockholder or underwriter, within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, expenses or liabilities (joint or several) (or actions, proceedings or settlements in respect thereof), to which they may become subject under the Securities Act, the Exchange Act or other federal, state or foreign securities laws, or common law, insofar as such losses, claims, damages, expenses or liabilities (or actions proceeding or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus (or similar offering documents) contained therein or any amendments or supplements thereto, or any other document required in connection therewith or any qualification or compliance associated therewith; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation of the Securities Act, the Exchange Act, any state or foreign securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or other federal, state or foreign securities laws or common law; and the Company will reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending or settling any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Stockholder, underwriter or controlling Person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus (or similar offering document) shall not inure to the benefit of any Stockholder, underwriter, or any Person controlling such Stockholder or underwriter, from whom the Person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (or similar offering document) (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Stockholder (in an offering other than an underwritten offering) or such underwriter (in an underwritten offering) to such Person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (or similar offering document) (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Stockholder and shall survive the transfer of such securities by any Stockholder.
                    (ii) To the extent permitted by law, each selling Stockholder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Stockholder selling securities in such Registration Statement and any controlling Person of any such underwriter or other Stockholder, against any losses, claims, damages, expenses or liabilities (joint or several) (or actions, proceedings or settlements in respect thereof) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal, state or foreign securities laws, or common law, insofar as such losses, claims, damages or liabilities (or actions proceedings or settlements in respect thereto) arise out of or are based upon any Violation (but excluding clause (iii) of the definition thereof), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Stockholder expressly for use in connection with such registration; and each such Stockholder will reimburse any Person intended to be indemnified pursuant to this Section 4.6(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Stockholder (which consent shall not be unreasonably withheld or delayed), provided, further that in no event shall any indemnity under this Section 4.6(b) exceed the net proceeds from the offering received by such Stockholder.
                    (iii) Promptly after receipt by an indemnified party under this Section 4.6 of written notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 4.6 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.6. No indemnifying party, in the defense of any such claim or action, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or action.
                    (iv) If the indemnification provided for in this Section 4.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of and, except as to the Company where the Company does not participate in the offering, the relative benefits received by the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided that no Person guilty of fraud shall be entitled to contribution. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The relative benefits received by the indemnifying party and the indemnified party shall be determined by reference to the net proceeds and underwriting discounts and commissions from the offering received by each such party. In no event shall any contribution of any Stockholder under this Section 4.6(d) exceed the net proceeds from the offering received by such Stockholder, less any amounts paid under Section 4.6(b).
                    (v) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into by the Company and a Stockholder in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control with respect to the Company and such Stockholder.
                    (vi) The obligations of the Company and Stockholders under this Section 4.6 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Article II and the termination of this Agreement.
                    (vii) The obligations of the parties under this Section 4.6 shall be in addition to any liability which any party may otherwise have to any other party.
     Section 5. Legend on Certificates. Each certificate representing Shares shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend (in addition to any legends as may be required pursuant to applicable state securities laws) substantially similar to the following:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED BY A HOLDER UNLESS AND UNTIL THE SECURITIES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION IS

AVAILABLE AND, IF REQUIRED BY THE COMPANY, THE HOLDER HAS DELIVERED TO THE COMPANY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.
THIS CERTIFICATE AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND ALL RIGHTS HEREIN ARE SUBJECT TO AND TRANSFERABLE (INCLUDING WITHOUT LIMITATION BY WAY OF PLEDGE OR OTHER GRANT OF A SECURITY INTEREST THEREIN) ONLY IN ACCORDANCE WITH THE PROVISIONS OF THAT CERTAIN STOCKHOLDERS’ AGREEMENT, DATED AS OF JANUARY 21, 2008 AMONG THE COMPANY’S STOCKHOLDERS AND THE COMPANY. A COPY OF SUCH STOCKHOLDERS’ AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, IS ON FILE AND AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY SALE, PLEDGE, GIFT, BEQUEST, TRANSFER, ASSIGNMENT, ENCUMBRANCE OR OTHER DISPOSITION OF THIS CERTIFICATE AND THE SECURITIES REPRESENTED HEREBY IN VIOLATION OF SAID STOCKHOLDERS’ AGREEMENT SHALL BE INVALID.
     Section 6. Non-Solicitation.
          6.1 Each Restricted Stockholder (other than Madison) acknowledges the importance of protecting the business and goodwill of the Company and agrees and covenants that such Restricted Stockholder (other than Madison), during the Restricted Period shall not, without the prior written consent of the Board of Directors of the Company (which may be withheld solely in the discretion of the Board of Directors): directly or indirectly (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation and the Company or any subsidiary (including, without limitation, making any negative or disparaging statements or communications about the Company, its subsidiaries or affiliates, or the respective directors, officers, employees or stockholders thereof).
          6.2 Whenever possible each provision and term of this Section 6 will be interpreted in a manner to be effective and valid but if any provision or term of this Section 6 is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Section 6. If any of the covenants set forth in this Section 6 are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area and shall be interpreted in such manner as to be effective and valid under applicable law, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against each Restricted Stockholder.
     Section 7. Board Representation. For so long as the Company is not subject to the reporting requirements of the Exchange Act and the Restricted Stockholders holding Purchased Shares continue to own 90% or more of all outstanding Purchased Shares, the Majority Stockholder hereby agrees to vote its Shares in favor of, for so long as the Board of Directors consists of seven (7) members, two (2) members designated by Stephens and, in the event that the Board consists of other than seven (7) members, members comprising not less than 2/7ths of the total number of members designated by Stephens.

     Section 8. Custody of Shares by Company. To facilitate the enforcement of the rights and obligations agreed to herein by the parties, including, without limitation, the Transfer restrictions and Drag-Along Rights, each Restricted Stockholder (other than Stephens and Madison) acknowledges such rights and obligations and agrees that the Company or its designee shall hold each such Restricted Stockholder’s Shares (other than Shares of Stephens and Madison) for the benefit of such Restricted Stockholder, subject to any rights granted to another party as permitted herein. Each Restricted Stockholder (other than Stephens and Madison) shall promptly deliver to the Company all stock certificates evidencing the Shares of such holder, together with a stock power for transfer of such Shares, executed in blank and in a form acceptable to the Company and its counsel. Subject to any rights granted to another party as permitted herein, so long as the Company shall hold the Shares on behalf of a Restricted Stockholder (other than Stephens and Madison), such Restricted Stockholder shall be entitled to exercise such holder’s right to vote such Shares and shall be entitled to receive any dividend (ordinary or extraordinary, whether paid in cash or property) or other distribution with respect to such Shares.
     Section 9. Miscellaneous.
          9.1 Effectiveness of Transfers. No Shares shall be Transferred on the Company’s books and records, and Transfers of Shares shall be otherwise ineffective, unless any such transfer is made pursuant to and in accordance with the terms and conditions of this Agreement.
          9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made when received) by delivery in person, by facsimile, electronic mail, cable, telecopy, telegram or telex (if being sent electronically, a written confirmation shall be required to be mailed to the receiving parties), by registered or certified mail (postage prepaid, return receipt requested), or by express mail through a nationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Company:	CBS Personnel Holdings, Inc.
435 Elm Street
Cincinnati, Ohio 45202
Attn: Frederick L. Kohnke
Facsimile No.: (513) 651-4882

with copies to:	Compass Group Diversified Holdings, LLC
24422 Avenida de la Carlota, Suite 370
Laguna Hills, CA 92653
Attn: Elias J. Sabo
Fax: (949) 420-0777

and:

Squire, Sanders & Dempsey L.L.P.
221 East Fourth Street, Suite 2900
Cincinnati, Ohio 45202
Attention: Stephen C. Mahon
Facsimile No.: (513) 361-1201

Majority Stockholder:	Compass Group Diversified Holdings LLC
61 Wilton Road, 2nd Floor
Westport, Connecticut 06880
Attn: Chief Executive Officer
Facsimile No.: (203) 221-8253

with copies to:	Compass Group Diversified Holdings, LLC
24422 Avenida de la Carlota, Suite 370
Laguna Hills, CA 92653
Attn: Elias J. Sabo
Fax: (949) 420-0777

and:

Squire, Sanders & Dempsey L.L.P.
221 East Fourth Street, Suite 2900
Cincinnati, Ohio 45202
Attention: Stephen C. Mahon
Facsimile No.: (513) 361-1201

Stephens:	Staffing Holding LLC
c/o Stephens Capital Partners LLC
111 Center Street, Suite 2500
Little Rock, Arkansas 72201
Attention: Jackson Farrow, Jr.
Facsimile No.: (501) 377-8027

The other Stockholders listed on the signature page hereto:	As applicable, to the address of each such Stockholder set forth on the signature page hereto.

Any Additional Holders:	As applicable, to the address of each Additional Holder set forth on the Additional Holder Signature Page.
          9.3 Specific Performance. Due to the fact that the Shares cannot be readily purchased or sold in the open market, and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of any of the terms, covenants and conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance in accordance with the provisions hereof.
          9.4 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes any and all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
          9.5 Amendments. This Agreement may be amended, in whole or in part, only by the affirmative vote or written consent of (i) Stockholders holding more than 50% of the voting power of all issued and outstanding Shares, (ii) for so long as the Majority Stockholder or any Affiliate thereof is a Stockholder, the Majority Stockholder, (iii) for so long as Stephens and its Affiliates hold, in the aggregate, not less than 80% of the Purchased Shares held by Stephens on the date hereof, Stephens, and (iv) for so long as Madison is a Stockholder and the amendment modifies Sections 2.3, 2.4, 2.6, 3, 4, 9.5 or 9.14, Madison.

          9.6 Related Party Transactions. The Company hereby agrees that it will not, and will not permit any of its subsidiaries to, enter into any transaction, arrangement or contract with (i) any Affiliate of the Majority Stockholder without the prior written consent of Stephens, or (ii) any Affiliate of Stephens without the consent of the Majority Stockholder, in each case which is not on arm’s length terms.
          9.7 Waiver. Any party may waive compliance by any other with any of the covenants or conditions herein, but no waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.
          9.8 Successors; Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Majority Stockholder, its successors and permitted assigns, and the Restricted Stockholders, their heirs, personal representatives, successors and permitted assigns; provided, however, that nothing contained herein shall be construed as granting any Stockholder the right to transfer his, her or its Shares except as expressly provided in this Agreement.
          9.9 Section Headings. The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          9.10 Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.
          9.11 Interpretations. When the context in which words are used in this Agreement indicates that such is the intent, words used in the singular shall have a comparable meaning when used in the plural and vice versa; pronouns stated in the masculine, feminine or neuter shall include each other gender.
          9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Any party may execute this Agreement by electronic signature (including facsimile or scanned email), and the other parties will be entitled to rely on such signature as conclusive evidence that this Agreement has been duly executed by such party.
          9.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law of such State.
          9.14 No Effect Upon Lending Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of the Majority Stockholder, any of its Affiliates or any other lender in their capacity as lenders to the Company or any of its Affiliates or Subsidiaries pursuant to any agreement under which the Company or such Affiliate or Subsidiary has borrowed money. Without limiting the generality of the foregoing, neither the Majority Stockholder nor any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have any duty to consider (a) its status as a direct or indirect Stockholder of the Company, (b) the interests of the Company or any of its Subsidiaries or (c) any duty it may have to any other direct or indirect Stockholder of the Company, except as may be required under the applicable loan documents.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”

CBS PERSONNEL HOLDINGS, INC.

By: Name: Title:	/s/ Frederick L. Kohnke Frederick L. Kohnke President and Chief Executive Officer

“MAJORITY STOCKHOLDER”

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By: Name:	/s/ James J. Bottiglieri James J. Bottiglieri
Title:	Chief Financial Officer

“STEPHENS”		“MADISON”

STAFFING HOLDING LLC		MADISON CAPITAL FUNDING LLC

By:	/s/ Jackson Farrow, Jr.
Name:	Jackson Farrow, Jr.	By:	/s/ Craig Lacy
Title:	Senior Vice President	Name:	Craig Lacy
		Title:	Managing Director

Address for notices:

30 South Wacker Drive, Suite 3700
Chicago, Illinois 60606
Attn: Fox Factory Account Manager
Facsimile No: (312) 596-6950

with a copy to:

Goldberg Kohn
55 East Monroe, Suite 3700
Chicago, Illinois 60603
Attn: Michael C. Hainen
Facsimile No.: (312) 863-7490
[Signature Page to Amended and Restated Stockholders’ Agreement]

EXHIBIT A
ADDITIONAL HOLDER SIGNATURE PAGE
          The undersigned, desiring to become a stockholder of CBS PERSONNEL HOLDINGS, INC., a Delaware corporation (the “Company”), and treated as a Restricted Stockholder, hereby agrees to all of the terms of that certain Stockholders’ Agreement dated as of                      __, 20__ among the Company and certain of its stockholders, and agrees to be bound by the terms and provisions thereof.
          Executed by the undersigned as a Stockholder of the Company.
Number of Shares:                      shares of Class __ Common Stock

RESTRICTED STOCKHOLDER:

By:

Name:	Print

Tax ID No.:

Address:

          Date: